CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement, Amendment No. 2 to Form F-1 on Form S-1 of our report dated December 22, 2010, relating to the financial statements of Green Power Enterprises, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

Our report contains an explanatory paragraph that states that the Company’s business plan is dependent upon its obtaining adequate financial resources, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
January 28, 2011